Exhibit 99.1
AVATAR
FOR IMMEDIATE RELEASE
AVATAR HOLDINGS NAMES JON M. DONNELL PRESIDENT AND CHIEF EXECUTIVE OFFICER;
GERALD KELFER TO RETIRE
CORAL GABLES, Fla., October 20, 2010 — Avatar Holdings Inc. (“Avatar”) [NASDAQ: AVTR], a leading real estate company in Florida and Arizona, today announced that Jon M. Donnell, a veteran real estate executive, is joining the company as President and Chief Executive Officer, effective November 15, 2010. The appointment follows the decision by Gerald D. Kelfer, Avatar’s long-time President and CEO, to retire. Mr. Kelfer, age 65, remains Vice Chairman of the Board and a Director. Mr. Donnell will also join Avatar’s Board of Directors.
Mr. Donnell, age 51, has over 20 years of experience in homebuilding, land development, and active adult communities—the prime areas of focus for Avatar. From 1995-2004, Mr. Donnell held several executive positions at Dominion Homes, Inc., a builder of single family homes in Ohio, Kentucky and Indiana. He joined Dominion in 1995 as Chief Financial Officer and served as the firm’s President and Chief Operating Officer from 1999-2004. During his tenure at Dominion, the company achieved significant growth, and dramatically improved its profitability and market share. From 1984-1995, he held various senior-level financial and operational positions at Del Webb Corporation, a premier builder of master-planned, active adult communities. During his time at Del Webb, Mr. Donnell‘s responsibilities included design, development, sales, construction and finance for two highly successful planned active adult communities—Sun City Hilton Head and Sun City Las Vegas. More recently, from 2007 to present, he Co-Founded and has been a Principal of The Monticello Group, LLC a specialty real estate advisory firm based in Sarasota, Florida.
Joshua Nash, Chairman of the Avatar Board, said, “We are excited that Jon will be joining the company as its new President and CEO. He possesses a unique blend of experience, a time-tested track record, and leadership skills in the most critical segments of Avatar’s business—active adult communities, land development and homebuilding. This is a rare combination that we believe will serve Avatar well as it navigates through this economic environment.
“At the same time, the Board wants to recognize the long-term accomplishments and express its deepest appreciation to Gerry Kelfer, whose leadership has been so important in building Avatar into the company it has become since he joined it in 1997. We look forward to Gerry’s continued involvement as a valued director,” Mr. Nash concluded.

Mr. Donnell said, “This is a wonderful opportunity for me to apply the broad skills and experience learned over the past two decades in the real estate business. Avatar has an impressive portfolio of properties that I believe have the potential to increase in value. I am very much looking forward to leading the Avatar team and collaborating with its Board. It’s a very exciting time to lead this company and I am looking forward to it.”
Mr. Kelfer, added, “I am proud of Avatar and all that we have achieved over the past 14 years. Now is the time to look to the future and put in place new leadership that will take us to our next phase of growth and development. I look forward to remaining active with the company at the Board level. In Jon Donnell we gain a very talented executive with a proven track record in building and growing real estate companies in different market cycles. I am stepping down with the confidence that our new CEO is the right leader for Avatar going forward and, along with my fellow directors, fully support him.”
In addition to his experience in real estate, Mr. Donnell is a Certified Public Accountant who began his career with Peat, Marwick, Mitchell & Co. He earned a Bachelor of Science degree in Business Administration from the University of Arizona.
About Avatar Holdings
 Avatar Holdings Inc. is engaged in real estate operations in Florida and Arizona. Its principal operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Seasons at Tradition in Port St. Lucie, Florida and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.
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Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000